NEWS

Charter Announces Fourth Quarter and Full Year 2015 Results
Consumer-Focused Product and Service Strategy Drives Accelerating Customer Relationships, Free Cash Flow, and Positive Video Relationship Growth

Stamford, Connecticut - February 4, 2016 - Charter Communications, Inc. (along with its subsidiaries, the “Company” or “Charter”) today reported financial and operating results for the three and twelve months ended December 31, 2015.

Key highlights:

•	As of December 31, 2015, Charter served 6.7 million residential and small and medium business ("SMB") customers. For the full year 2015, total residential and SMB customers grew by 352,000, or 5.6%.

•	2015 marks the first full year in over a decade in which Charter grew its total video customers, including 33,000 video net additions in the fourth quarter, and 11,000 for the full year 2015.

•
For the full year 2015, residential primary service units ("PSUs") increased by 5.2%, while SMB PSUs increased by 19.4%, with fourth quarter 2015 residential and SMB PSU net additions growing year-over-year by 26.5% and 47.4%, respectively.

•	Fourth quarter revenues of $2.5 billion grew 6.4% as compared to the prior-year period, driven by residential revenue growth of 7.2% and commercial revenue growth of 12.3%.

•	Fourth quarter Adjusted EBITDA[1] grew by 7.5% year-over-year. Excluding transition costs of $22 million for Charter's pending transactions, fourth quarter Adjusted EBITDA grew by 8.4% year-over-year.

•	Full year 2015 revenues increased 7.1% and Adjusted EBITDA rose 6.8%. Excluding transition costs for the pending transactions, 2015 Adjusted EBITDA increased 8.5%.

•
Capital expenditures totaled $1.840 billion in 2015, down from $2.221 billion in 2014. Excluding transition capital expenditures for the pending transactions, 2015 capital expenditures totaled $1.725 billion.

•
Full year 2015 free cash flow totaled $547 million, compared to $171 million during the prior-year, driven by higher Adjusted EBITDA and lower capital expenditures, partially offset by over $500 million of transition-specific operating expenses, capital expenditures and cash interest payments associated with transactions-related debt held in escrow.

“Our consumer-focused product and service strategy continued to drive Charter's accelerating customer growth in 2015, including positive video net additions," said Tom Rutledge, President and CEO of Charter Communications. "Charter remains the fastest growing cable company in the United States because it provides highly-competitive consumer-friendly products at attractive price points, in simple packages, with quality customer service. We look forward to bringing Charter Spectrum to the Time Warner Cable and Bright House footprints following the close of our transactions, offering consumers better products, prices and service, driving greater growth for our new company and our business partners, and creating value for shareholders."

1Adjusted EBITDA and free cash flow are defined in the “Use of Non-GAAP Financial Metrics” section and are reconciled to net loss and net cash flows from operating activities, respectively, in the addendum of this news release.

Key Operating Results

	Approximate as of
	December 31, 2015 (a)	December 31, 2014 (a)	Y/Y Change
Footprint (b)
Estimated Video Passings	12,783	12,740	—
Estimated Internet Passings	12,515	12,465	—
Estimated Voice Passings	12,062	12,005	—

Penetration Statistics (c)
Video Penetration of Estimated Video Passings	34.7%	34.7%	—
Internet Penetration of Estimated Internet Passings	44.5%	40.7%	3.8 ppts
Voice Penetration of Estimated Voice Passings	23.3%	21.8%	1.5 ppts

Customer Relationships (d)
Residential (e)	6,284	5,990	5%
Small and Medium Business (i)	390	332	17%
Total Customer Relationships	6,674	6,322	6%

Residential (e)
Primary Service Units ("PSU")
Video	4,322	4,324	—
Internet	5,227	4,785	9%
Voice	2,598	2,439	7%
	12,147	11,548	5%

Quarterly Net Additions/(Losses)
Video	29	(3)	NM
Internet	115	104	11%
Voice	47	50	(6)%
	191	151	26%

Single Play (f)	2,458	2,350	5%
Double Play (f)	1,790	1,722	4%
Triple Play (f)	2,036	1,918	6%

Single Play Penetration (g)	39.1%	39.2%	-0.1 ppts
Double Play Penetration (g)	28.5%	28.8%	-0.3 ppts
Triple Play Penetration (g)	32.4%	32.0%	0.4 ppts

% Residential Non-Video Customer Relationships	31.2%	27.8%	3%

Monthly Residential Revenue per Residential Customer (h)	$111.19	$108.67	2%

Small and Medium Business
PSUs
Video (i)	108	95	14%
Internet	345	290	19%
Voice	218	177	23%
	671	562	19%

Quarterly Net Additions/(Losses)
Video	4	—	NM
Internet	14	11	27%
Voice	10	8	25%
	28	19	47%

Monthly Small and Medium Business Revenue per Customer (j)	$173.12	$181.83	(5)%

Enterprise PSUs (k)
Enterprise PSUs	30	25	20%

Footnotes
In thousands, except per customer and penetration data. See footnotes to unaudited summary of operating statistics on page 5 of the addendum of this news release. The footnotes contain important disclosures regarding the definitions used for these operating statistics.

NM - Not meaningful

All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

During the fourth quarter of 2015, Charter's residential customer relationships grew by 82,000, versus 67,000 in the prior-year period. Residential PSUs increased by 191,000 versus a gain of 151,000 in the prior-year period, driven by Charter Spectrum, an industry-leading suite of video, Internet, and voice services launched in 2014. Charter Spectrum includes over 200 HD channels, in addition to minimum offered Internet speeds of 60 Mbps, and a fully-featured voice service, delivered at a highly competitive price. As of the end of the fourth quarter of 2015, 90% of Charter's residential customers received Charter Spectrum products.

Residential video customers increased by 29,000 in the fourth quarter of 2015, versus a loss of 3,000 in the year-ago period. For the past four years, Charter has significantly increased the competitiveness of its video product, by including more HD channels and video on demand offerings, attractive packaging of advanced services, improved selling methods, and enhanced service quality. Today, virtually all of Charter's passings are fully digitized, with access to more HD channels than satellite TV offers, and as of December 31, 2015, over 96% of Charter's residential video customers subscribed to the Company's expanded basic video service.

Charter has introduced its new cloud-based user interface, Spectrum Guide, to its video customers in certain markets, including Fort Worth, Texas and Reno, Nevada. Spectrum Guide dramatically improves video content search and discovery, and fully enables Charter's on-demand offering. In addition, Spectrum Guide can function on nearly all of Charter's deployed set-tops. Charter is also poised to launch its new set-top box, World Box, which features downloadable security along with other advanced functionality, driving an enhanced customer experience and reducing incremental set-top box costs.

Charter added 115,000 residential Internet customers in the fourth quarter of 2015, compared to 104,000 a year ago. As of December 31, 2015, 88% of Charter's residential Internet customers subscribed to tiers that provided speeds of 60 Mbps or more. The Company continues to see strong demand for its Internet service as consumers value the speed and reliability of Charter's Internet offering.

During the fourth quarter, the Company added 47,000 residential voice customers, versus a gain of 50,000 during the fourth quarter of 2014.

Fourth quarter residential revenue per customer relationship totaled $111.19, and grew by 2.3% as compared to the prior-year period, driven by higher product sell-in, promotional rate step-ups and rate adjustments, partially offset by continued single play Internet sell-in.

During the fourth quarter of 2015, small and medium business (SMB) customer relationships grew by 15,000 versus 12,000 during the fourth quarter of 2014. SMB PSUs increased 28,000, compared to 19,000 during the fourth quarter of 2014. Charter's accelerating SMB customer and PSU growth is being driven by the launch of the Spectrum Business product suite to the small and medium business segments during the first quarter of 2015. This competitive new offering is intended to provide better products and greater value to SMB customers.

Fourth Quarter Financial Results

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Three Months Ended December 31,
	2015	2014	% Change
REVENUES:
Video	$1,167	$1,134	2.9%
Internet	781	670	16.6%
Voice	135	139	(2.7)%
Residential revenue	2,083	1,943	7.2%
Small and medium business	199	178	11.5%
Enterprise	95	84	14.1%
Commercial revenue	294	262	12.3%
Advertising sales	87	107	(18.9)%
Other	48	48	(1.2)%
Total Revenues	2,512	2,360	6.4%

COSTS AND EXPENSES:
Total operating costs and expenses	1,604	1,515	5.9%

Adjusted EBITDA	$908	$845	7.5%

Adjusted EBITDA margin	36.2%	35.8%

Capital Expenditures	$548	$543
% Total Revenues	21.8%	23.0%

Net loss	$(122)	$(48)
Loss per common share, basic and diluted	$(1.09)	$(0.44)

Net cash flows from operating activities	$611	$630
Free cash flow	$80	$89

Revenue

Fourth quarter 2015 revenues rose to $2.5 billion, 6.4% higher than the year-ago quarter, driven primarily by growth in Internet, video and commercial revenues.

Video revenues totaled $1.2 billion in the fourth quarter, an increase of 2.9% compared to the prior-year period. Video revenue growth was driven by higher advanced services penetration, annual and promotional rate adjustments and an increase in expanded basic and digital customers, partially offset by a decrease in residential limited basic video customers.

Internet revenues grew 16.6% compared to the year-ago quarter to $781 million, driven by an increase of 442,000 Internet customers during the last year and by promotional rolloff, price adjustments and revenue allocation from higher bundling.

Voice revenues totaled $135 million, a decline of 2.7% versus the fourth quarter of 2014, due to value-based pricing and revenue allocation from higher bundling, partially offset by the addition of 159,000 voice customers in the last twelve months.

Commercial revenues rose to $294 million, an increase of 12.3% over the prior-year period, and was driven by small and medium business revenue growth of 11.5% and enterprise revenue growth of 14.1%. Following the launch of new pricing and packaging for commercial customers, PSU growth has accelerated albeit at lower promotional pricing.

Fourth quarter advertising sales revenues of $87 million decreased 18.9% compared to the year-ago quarter primarily driven by a decrease in political advertising revenue of $16 million.

Operating Costs and Expenses

Fourth quarter total operating costs and expenses increased by $89 million, or 5.9%, compared to the year-ago period, reflecting increases in programming costs, other expenses and transition costs related to Charter's pending transactions with Time Warner Cable Inc. ("Time Warner Cable") and Bright House Networks, LLC ("Bright House"). Transition costs accounted for $22 million of total fourth quarter operating costs. Excluding transition costs, fourth quarter total operating expenses increased by $78 million, or 5.3% year-over-year.

Fourth quarter programming expense increased by $49 million, or 7.9%, as compared to the fourth quarter of 2014, reflecting contractual programming increases and a higher number of expanded basic package customers and the introduction of new networks to Charter's video offering.

Costs to service customers remained virtually unchanged year-over-year despite year-over-year residential and SMB customer relationship growth of 5.6%, given improved service metrics. Other expenses grew by $28 million, or 14.8%, as compared to the fourth quarter of 2014, reflecting higher corporate and administrative labor costs, including the insourcing of IT and software development resources, property taxes and insurance costs and enterprise sales and labor costs.

Adjusted EBITDA

Fourth quarter Adjusted EBITDA of $908 million grew by 7.5% year-over-year, reflecting revenue growth and operating costs and expenses growth of 6.4% and 5.9%, respectively. Excluding transition-related expenses, fourth quarter Adjusted EBITDA grew by 8.4% year-over-year.

Net Loss

Net loss totaled $122 million in the fourth quarter of 2015, compared to $48 million in the fourth quarter of 2014. The year-over-year increase in net loss was driven by $231 million of interest expense related to the financing of Charter's pending transactions with Time Warner Cable and Bright House, offset by higher income from operations and lower income tax expense. Basic and diluted loss per common share was $1.09 in the fourth quarter of 2015 compared to $0.44 during the same period last year. The increase in loss per common share was primarily the result of the factors described above, partially offset by a 1.7% increase in weighted average shares outstanding versus the prior-year period.

Capital Expenditures

Property, plant and equipment expenditures totaled $548 million in the fourth quarter of 2015, compared to $543 million during the fourth quarter of 2014. The year-over-year increase in capital expenditures resulted from higher product development investments and transition capital expenditures related to Charter's planned and pending acquisitions, partially offset by a decline in customer premise equipment ("CPE") spending. CPE spending declined versus the prior-year period as Charter completed its all-digital initiative in the fourth quarter of 2014. Transition-related capital expenditures accounted for $49 million of capital expenditures in the fourth quarter of 2015. Excluding transition-related expenditures, fourth quarter property, plant and equipment expenditures totaled $499 million.

Cash Flow

During the fourth quarter of 2015, net cash flows from operating activities totaled $611 million, compared to $630 million in the fourth quarter of 2014. The year-over-year decline in net cash flow from operating activities was primarily due to higher cash interest paid in the fourth quarter of 2015 versus the fourth quarter of 2014, driven by the financing of Charter's pending transactions with Time Warner Cable and Bright House, partly offset by an increase in Adjusted EBITDA year-over-year, and a positive contribution from working capital.

Free cash flow for the fourth quarter of 2015 was $80 million, compared to $89 million during the same period last year. The decrease was primarily due to the factors described above.

Year to Date Financial Results

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Year Ended December 31,
	2015	2014	% Change
REVENUES:
Video	$4,587	$4,443	3.2%
Internet	3,003	2,576	16.6%
Voice	539	575	(6.4)%
Residential revenue	8,129	7,594	7.0%
Small and medium business	764	676	13.0%
Enterprise	363	317	14.8%
Commercial revenue	1,127	993	13.5%
Advertising sales	309	341	(9.5)%
Other	189	180	5.0%
Total Revenues	9,754	9,108	7.1%

COSTS AND EXPENSES:
Total operating costs and expenses	6,348	5,918	7.3%

Adjusted EBITDA	$3,406	$3,190	6.8%

Adjusted EBITDA margin	34.9%	35.0%

Capital Expenditures	$1,840	$2,221
% Total Revenues	18.9%	24.4%

Net loss	$(271)	$(183)
Loss per common share, basic and diluted	$(2.43)	$(1.70)

Net cash flows from operating activities	$2,359	$2,359
Free cash flow	$547	$171

Revenue

For the year ended December 31, 2015, revenues rose to $9.8 billion, 7.1% higher than in 2014, driven by continued growth in Internet, video and commercial revenues.

Operating Costs and Expenses

Operating costs and expenses totaled $6.3 billion in 2015, an increase of $430 million, or 7.3%, compared to the year-ago period, reflecting increases in programming costs, other expenses and transition costs. Transition costs accounted for $72 million of total 2015 operating costs. Excluding transition costs, total operating expenses increased by $372 million, or 6.3% year over year.

Adjusted EBITDA

Adjusted EBITDA totaled $3.4 billion for the year ended December 31, 2015, an increase of 6.8% compared to 2014, reflecting revenue growth and operating costs and expenses growth of 7.1% and 7.3%, respectively. Excluding transition-related expenses, Adjusted EBITDA grew by 8.5% year-over-year.

Net Loss

For the year ended December 31, 2015, net loss was $271 million, compared to $183 million in 2014. The increase was driven by $506 million of interest expense related to the financing of Charter's pending transactions with Time Warner Cable and Bright House and previous transactions with Comcast Corporation ("Comcast"), and an increase in loss on extinguishment of debt, offset by an income tax benefit related to a partnership restructuring in the third quarter of 2015 and higher income from operations. Net loss per common share was $2.43 for the year ended December 31, 2015, compared to $1.70 in 2014. The increase was primarily the result of the factors described above, offset by 3.2% increase in weighted average shares outstanding.

Capital Expenditures

Capital expenditures for the year ended December 31, 2015, totaled $1.840 billion compared to $2.221 billion in 2014. The decrease was the result of the completion of Charter's all-digital initiative in 2014, partially offset by higher transition capital expenditures and product development costs in 2015. Transition-related capital expenditures accounted for $115 million and $27 million of capital expenditures in 2015 and 2014, respectively. Excluding transition-related expenses, 2015 property, plant and equipment expenditures totaled $1.725 billion, consistent with management expectations.

Cash Flow

In 2015, net cash flows from operating activities totaled $2.4 billion, and remained unchanged year-over-year, with higher Adjusted EBITDA offset by higher cash interest payments associated with debt issued to finance Charter's pending transactions with Time Warner Cable and Bright House and previous transactions with Comcast.

Free cash flow for the year ended December 31, 2015 was $547 million, compared to $171 million during the same period last year. The increase was primarily due to lower capital expenditures and higher Adjusted EBITDA, partially offset by higher cash interest payments.

Liquidity & Financing

As of December 31, 2015, total principal amount of debt was approximately $35.9 billion, and Charter held $21.8 billion in proceeds from debt in escrow for Charter's pending transactions with Time Warner Cable and Bright House, described below. As of December 31, 2015, Charter's credit facilities provided approximately $961 million of additional liquidity.

In May 2015, Charter entered into a merger agreement with Time Warner Cable and CCH I, LLC (“New Charter”), pursuant to which the parties to the agreement will engage in a series of transactions that will result in Charter and Time Warner Cable becoming wholly owned subsidiaries of New Charter (the “TWC Transaction”). After giving effect to the TWC Transaction, New Charter will be the new public company parent that will hold the operations of the combined companies.

In May 2015, in connection with the execution of the merger agreement with Time Warner Cable, Charter's contribution agreement with Advance/Newhouse Partnership was amended pursuant to which Charter would become the owner of the membership interests in Bright House and any other assets primarily related to Bright House.

In July 2015, Charter issued $15.5 billion in aggregate principal amount of senior secured notes comprised of $2.0 billion of 3.579% senior secured notes due 2020, $3.0 billion of 4.464% senior secured notes due 2022, $4.5 billion of 4.908% senior secured notes due 2025, $2.0 billion of 6.384% senior secured notes due 2035, $3.5 billion of 6.484% senior secured notes due 2045 and $500 million of 6.834% senior notes due 2055. The net proceeds were deposited into an escrow account and will be used to partially finance the TWC Transaction as well as for general corporate purposes.

In August 2015, Charter closed on a new term loan H facility and a new term loan I facility totaling an aggregate principal amount of $3.8 billion. The new term loan H facility was issued at a principal amount of $1.0 billion and matures in 2021. Pricing on the new term loan H facility was set at LIBOR plus 2.50% with a LIBOR floor of 0.75% and issued at a price of 99.75% of the aggregate principal amount. The new term loan I facility was issued at a principal amount of $2.8 billion and matures in 2023. Pricing on the new term loan I facility was set at LIBOR plus 2.75% with a LIBOR floor of 0.75% and issued at a price of 99.75% of the aggregate principal amount. The net proceeds were deposited into an escrow account and will be used to partially finance the TWC Transaction as well as for general corporate purposes.

In November 2015, Charter issued $2.5 billion of 5.750% senior secured notes due 2026. The net proceeds were deposited into an escrow account and will be used to partially finance the TWC Transaction as well as for general corporate purposes.

Conference Call

Charter will host a conference call on Thursday, February 4, 2016 at 10:00 a.m. Eastern Time (ET) related to the contents of this release.

The conference call will be webcast live via the Company's investor relations website at ir.charter.com. The call will be archived under the "Financial Information" section two hours after completion of the call. Participants should go to the webcast link no later than 10 minutes prior to the start time to register.

Those participating via telephone should dial 866-919-0894 no later than 10 minutes prior to the call. International participants should dial 706-679-9379. The conference ID code for the call is 18788504.

A replay of the call will be available at 855-859-2056 or 404-537-3406 beginning two hours after the completion of the call through the end of business on February 18, 2016. The conference ID code for the replay is 18788504.

Additional Information Available on Website

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company's Form 10-K for the year ended December 31, 2015 which will be posted on the “Financial Information” section of our investor relations website at ir.charter.com, when it is filed with the United States Securities and Exchange Commission. A slide presentation to accompany the conference call and a trending schedule containing historical customer and financial data will also be available in the “Financial Information” section.

Use of Non-GAAP Financial Metrics

The Company uses certain measures that are not defined by Generally Accepted Accounting Principles (“GAAP”) to evaluate various aspects of its business. Adjusted EBITDA and free cash flow are non-GAAP financial measures and should be considered in addition to, not as a substitute for, net loss or cash flows from operating activities reported in accordance with GAAP. These terms, as defined by Charter, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA is reconciled to net loss and free cash flow is reconciled to net cash flows from operating activities in the addendum of this news release.

Adjusted EBITDA is defined as net loss plus net interest expense, income taxes, depreciation and amortization, stock compensation expense, loss on extinguishment of debt, (gain) loss on derivative instruments, net, other expense, net and other operating expenses, such as merger and acquisition costs, special charges and (gain) loss on sale or retirement of assets. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company's businesses as well as other non-cash or special items, and is unaffected by the Company's capital structure or investment activities. However, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the cash cost of financing. These costs are evaluated through other financial measures.

Free cash flow is defined as net cash flows from operating activities, less purchases of property, plant and equipment and changes in accrued expenses related to capital expenditures.

Management and the Company's board of directors use Adjusted EBITDA and free cash flow to assess Charter's performance and its ability to service its debt, fund operations and make additional investments with internally generated funds. In addition, Adjusted EBITDA generally correlates to the leverage ratio calculation under the Company's credit facilities or outstanding notes to determine compliance with the covenants contained in the credit facilities and notes (all such documents have been previously filed with the United States Securities and Exchange Commission). For the purpose of calculating compliance with leverage covenants, we use Adjusted EBITDA, as presented, excluding certain expenses paid by our operating subsidiaries to other Charter entities. Our debt covenants refer to these expenses as management fees which fees were in the amount of $91 million and $69 million for the three months ended December 31, 2015 and 2014, respectively, and $322 million and $253 million for the year ended December 31, 2015 and 2014, respectively.

About Charter

Charter (NASDAQ: CHTR) is a leading broadband communications company and the fourth-largest cable operator in the United States. Charter provides a full range of advanced broadband services, including Spectrum TV™ video entertainment programming, Spectrum Internet™ access, and Spectrum Voice™. Spectrum Business™ similarly provides scalable, tailored, and cost-effective broadband communications solutions to business organizations, such as business-to-business Internet access, data networking, business telephone, video and music entertainment services, and wireless backhaul. Charter's advertising sales and production services are sold under the Spectrum Reach™ brand. More information about Charter can be found at charter.com.

# # #

Contact:

Media:	Analysts:
Justin Venech	Stefan Anninger
203-905-7818	203-905-7955

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial.  Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations.  Forward-looking statements are inherently subject to risks, uncertainties and assumptions including, without limitation, the factors described under “Risk Factors” from time to time in our filings with the SEC.  Many of the forward-looking statements contained in this communication may be identified by the use of forward-looking words such as “believe”, “expect”, “anticipate”, “should”, “planned”, “will”, “may”, “intend”, “estimated”, “aim”, “on track”, “target”, “opportunity”, “tentative”, “positioning”, “designed”, “create”, “predict”, “project”, “seek”, “would”, “could”, “continue”, “ongoing”, “upside”, “increases” and “potential”, among others.  Important factors that could cause actual results to differ materially from the forward-looking statements we make in this communication are set forth in our Annual Report on Form 10-K, our definitive proxy statement filed with the SEC on August 20, 2015, and other reports or documents that we file from time to time with the SEC, and include, but are not limited to:

Risks Related to the TWC Transaction and Bright House Transaction (collectively, the “Transactions”)

•	delays in the completion of the Transactions;

•	the risk that a condition to completion of the Transactions may not be satisfied;

•	the risk that regulatory or other approvals that may be required for the Transactions is delayed, is not obtained or is obtained subject to material conditions that are not anticipated;

•	New Charter’s ability to achieve the synergies and value creation contemplated by the Transactions;

•	New Charter’s ability to promptly, efficiently and effectively integrate acquired operations into its own operations;

•	managing a significantly larger company than before the completion of the Transactions;

•	diversion of management time on issues related to the Transactions;

•	changes in Charter’s, TWC’s or Bright House’s businesses, future cash requirements, capital requirements, results of operations, revenues, financial condition and/or cash flows;

•	disruption in the existing business relationships of Charter, TWC and Bright House as a result of the Transactions;

•	the increase in indebtedness as a result of the Transactions, which will increase interest expense and may decrease Charter’s operating flexibility;

•
changes in transaction costs, the amount of fees paid to financial advisors, potential termination fees and the potential payments to TWC’s and Bright House's executive officers in connection with the Transactions;

•	operating costs and business disruption that may be greater than expected; and

•	the ability to retain and hire key personnel and maintain relationships with providers or other business partners pending completion of the Transactions.

Risks Related to Our Business

•
our ability to sustain and grow revenues and cash flow from operations by offering video, Internet, voice, advertising and other services to residential and commercial customers, to adequately meet the customer experience demands in our markets and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition, the need for innovation and the related capital expenditures;

•
the impact of competition from other market participants, including but not limited to incumbent telephone companies, direct broadcast satellite operators, wireless broadband and telephone providers, digital subscriber line (“DSL”) providers, video provided over the Internet and providers of advertising over the Internet;

•	general business conditions, economic uncertainty or downturn, unemployment levels and the level of activity in the housing sector;

•	our ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents);

•	the development and deployment of new products and technologies including our cloud-based user interface, Spectrum Guide®, and downloadable security for set-top boxes;

•	the effects of governmental regulation on our business or potential business combination transactions;

•	any events that disrupt our networks, information systems or properties and impair our operating activities and negatively impact our reputation;

•
the availability and access, in general, of funds to meet our debt obligations prior to or when they become due and to fund our operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow, or (iii) access to the capital or credit markets; and

•
our ability to comply with all covenants in our indentures and credit facilities, any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this release.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Three Months Ended December 31,			Year Ended December 31,
	2015	2014	% Change	2015	2014	% Change
REVENUES:
Video	$1,167	$1,134	2.9%	$4,587	$4,443	3.2%
Internet	781	670	16.6%	3,003	2,576	16.6%
Voice	135	139	(2.7)%	539	575	(6.4)%
Residential revenue	2,083	1,943	7.2%	8,129	7,594	7.0%
Small and medium business	199	178	11.5%	764	676	13.0%
Enterprise	95	84	14.1%	363	317	14.8%
Commercial revenue	294	262	12.3%	1,127	993	13.5%
Advertising sales	87	107	(18.9)%	309	341	(9.5)%
Other	48	48	(1.2)%	189	180	5.0%
Total Revenues	2,512	2,360	6.4%	9,754	9,108	7.1%

COSTS AND EXPENSES:
Programming	674	625	7.9%	2,678	2,459	8.9%
Franchises, regulatory and connectivity	111	109	1.7%	435	428	1.6%
Costs to service customers	420	421	(0.1)%	1,705	1,679	1.5%
Marketing	152	152	—%	619	610	1.4%
Transition costs	22	11	NM	72	14	NM
Other	225	197	14.8%	839	728	15.5%
Total operating costs and expenses (exclusive of items shown separately below)	1,604	1,515	5.9%	6,348	5,918	7.3%

Adjusted EBITDA	908	845	7.5%	3,406	3,190	6.8%

Adjusted EBITDA margin	36.2%	35.8%		34.9%	35.0%

Depreciation and amortization	545	534		2,125	2,102
Stock compensation expense	20	14		78	55
Other operating expenses, net	20	20		89	62

Income from operations	323	277		1,114	971

OTHER EXPENSES:
Interest expense, net	(435)	(273)		(1,306)	(911)
Loss on extinguishment of debt	—	—		(128)	—
Gain (loss) on derivative instruments, net	6	(4)		(4)	(7)
Other expense, net	(4)	—		(7)	—
	(433)	(277)		(1,445)	(918)

Income (loss) before income taxes	(110)	—		(331)	53

Income tax benefit (expense)	(12)	(48)		60	(236)

Net loss	$(122)	$(48)		$(271)	$(183)

LOSS PER COMMON SHARE, BASIC AND DILUTED	$(1.09)	$(0.44)		$(2.43)	$(1.70)

Weighted average common shares outstanding, basic and diluted	112,106,255	110,242,507		111,869,771	108,374,160

Adjusted EBITDA is a non-GAAP term. See page 6 of this addendum for the reconciliation of adjusted EBITDA to net loss as defined by GAAP.

All percentages are calculated using whole numbers. Minor differences may exist due to rounding. Certain prior year amounts have been reclassified to conform with the 2015 presentation.

NM - Not meaningful

Addendum to Charter Communications, Inc. Fourth Quarter 2015 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	December 31,	December 31,
	2015	2014

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5	$3
Accounts receivable, net	279	285
Prepaid expenses and other current assets	61	57
Total current assets	345	345

RESTRICTED CASH AND CASH EQUIVALENTS	22,264	7,111

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	8,345	8,373
Franchises	6,006	6,006
Customer relationships, net	856	1,105
Goodwill	1,168	1,168
Total investment in cable properties, net	16,375	16,652

OTHER NONCURRENT ASSETS	332	280

Total assets	$39,316	$24,388

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$1,972	$1,635
Total current liabilities	1,972	1,635

LONG-TERM DEBT	35,723	20,887
DEFERRED INCOME TAXES	1,590	1,648
OTHER LONG-TERM LIABILITIES	77	72

SHAREHOLDERS’ EQUITY (DEFICIT)	(46)	146

Total liabilities and shareholders’ equity (deficit)	$39,316	$24,388

Addendum to Charter Communications, Inc. Fourth Quarter 2015 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(122)	$(48)	$(271)	$(183)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization	545	534	2,125	2,102
Stock compensation expense	20	14	78	55
Noncash interest expense	7	8	28	37
Loss on extinguishment of debt	—	—	128	—
(Gain) loss on derivative instruments, net	(6)	4	4	7
Deferred income taxes	11	56	(65)	233
Other, net	3	8	11	10
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	12	(15)	5	(51)
Prepaid expenses and other assets	16	12	(3)	(9)
Accounts payable, accrued liabilities and other	125	57	319	158
Net cash flows from operating activities	611	630	2,359	2,359

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(548)	(543)	(1,840)	(2,221)
Change in accrued expenses related to capital expenditures	17	2	28	33
Sales of cable systems, net	—	11	—	11
Change in restricted cash and cash equivalents	(2,638)	(3,598)	(15,153)	(7,111)
Other, net	2	(11)	(67)	(16)
Net cash flows from investing activities	(3,167)	(4,139)	(17,032)	(9,304)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	2,983	3,892	26,045	8,806
Repayments of long-term debt	(415)	(466)	(11,326)	(1,980)
Payments for debt issuance costs	(1)	(2)	(36)	(6)
Purchase of treasury stock	(14)	(1)	(38)	(19)
Proceeds from exercise of options and warrants	8	80	30	123
Other, net	—	(1)	—	3
Net cash flows from financing activities	2,561	3,502	14,675	6,927

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	5	(7)	2	(18)
CASH AND CASH EQUIVALENTS, beginning of period	—	10	3	21
CASH AND CASH EQUIVALENTS, end of period	$5	$3	$5	$3

CASH PAID FOR INTEREST	$304	$226	$1,046	$850

Addendum to Charter Communications, Inc. Fourth Quarter 2015 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED SUMMARY OF OPERATING STATISTICS
(in thousands, except per customer and penetration data)

	Approximate as of
	December 31, 2015 (a)	September 30, 2015 (a)	December 31, 2014 (a)
Footprint (b)
Estimated Video Passings	12,783	12,770	12,740
Estimated Internet Passings	12,515	12,502	12,465
Estimated Voice Passings	12,062	12,050	12,005

Penetration Statistics (c)
Video Penetration of Estimated Video Passings	34.7%	34.4%	34.7%
Internet Penetration of Estimated Internet Passings	44.5%	43.5%	40.7%
Voice Penetration of Estimated Voice Passings	23.3%	22.9%	21.8%

Customer Relationships (d)
Residential (e)	6,284	6,202	5,990
Small and Medium Business (i)	390	375	332
Total Customer Relationships	6,674	6,577	6,322

Residential (e)
Primary Service Units ("PSU")
Video	4,322	4,293	4,324
Internet	5,227	5,112	4,785
Voice	2,598	2,551	2,439
	12,147	11,956	11,548

Quarterly Net Additions/(Losses)
Video	29	11	(3)
Internet	115	130	104
Voice	47	37	50
	191	178	151

Single Play (f)	2,458	2,445	2,350
Double Play (f)	1,790	1,760	1,722
Triple Play (f)	2,036	1,997	1,918

Single Play Penetration (g)	39.1%	39.4%	39.2%
Double Play Penetration (g)	28.5%	28.4%	28.8%
Triple Play Penetration (g)	32.4%	32.2%	32.0%

% Residential Non-Video Customer Relationships	31.2%	30.8%	27.8%

Monthly Residential Revenue per Residential Customer (h)	$111.19	$110.69	$108.67

Small and Medium Business
PSUs
Video (i)	108	104	95
Internet	345	331	290
Voice	218	208	177
	671	643	562

Quarterly Net Additions/(Losses)
Video	4	4	—
Internet	14	15	11
Voice	10	11	8
	28	30	19

Monthly Small and Medium Business Revenue per Customer (j)	$173.12	$176.33	$181.83

Enterprise PSUs (k)
Enterprise PSUs	30	28	25

All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

See footnotes to unaudited summary of operating statistics on page 5 of this addendum.

Addendum to Charter Communications, Inc. Fourth Quarter 2015 Earnings Release

(a)
We calculate the aging of customer accounts based on the monthly billing cycle for each account. On that basis, at December 31, 2015, September 30, 2015 and December 31, 2014, customers include approximately 38,100, 36,800 and 35,100 customers, respectively, whose accounts were over 60 days, approximately 1,700, 1,200 and 1,500 customers, respectively, whose accounts were over 90 days and approximately 900, 800 and 900 customers, respectively, whose accounts were over 120 days.

(b)
Passings represent our estimate of the number of units, such as single family homes, apartment and condominium units and small and medium business and enterprise sites passed by our cable distribution network in the areas where we offer the service indicated. These estimates are based upon the information available at this time and are updated for all periods presented when new information becomes available.

(c)	Penetration represents residential and small and medium business customers as a percentage of estimated passings for the service indicated.

(d)
Customer relationships include the number of customers that receive one or more levels of service, encompassing video, Internet and voice services, without regard to which service(s) such customers receive. Total customer relationships excludes enterprise customer relationships.

(e)
Charter revised its methodology for counting customers who reside in residential multiple dwelling units ("MDUs") that are billed under bulk contracts. Beginning in the fourth quarter of 2015, we count and report customers based on the number of billed units within each bulk MDU, similar to recent reporting changes at our peers and reflecting the completion of all-digital which requires a direct billing relationship for all units which receive a set-top box. Previously, our methodology for reporting residential customers generally excluded units under bulk arrangements, unless those units had a direct billing relationship. Prior year information has been revised to reflect our revised methodology.

(f)	Single play, double play and triple play customers represent customers that subscribe to one, two or three of Charter service offerings, respectively.

(g)
Single play, double play and triple play penetration represents the number of residential single play, double play and triple play customers, respectively, as a percentage of residential customer relationships.

(h)
Monthly residential revenue per residential customer is calculated as total residential video, Internet and voice quarterly revenue divided by three divided by average residential customer relationships during the respective quarter.

(i)
Charter revised its methodology for counting small and medium business video customers. Beginning in the fourth quarter of 2015, small and medium business customers are counted based on the number of customer locations. Previously, we had counted and reported video customers on an equivalent bulk unit (“EBU”) basis. EBUs were calculated by dividing the bulk price charged to accounts in an area by the published rate charged to non-bulk residential customers in that market for the comparable tier of service. Prior year information has been revised to reflect our revised methodology.

(j)
Monthly small and medium business revenue per customer is calculated as total small and medium business quarterly revenue divided by three divided by average small and medium business customer relationships during the respective quarter.

(k)	Enterprise PSUs represents the aggregate number of Charter's fiber service offerings counting each separate service offering at each customer location as an individual PSU.

Addendum to Charter Communications, Inc. Fourth Quarter 2015 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES
(dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014

Net loss	$(122)	$(48)	$(271)	$(183)
Plus: Interest expense, net	435	273	1,306	911
Income tax (benefit) expense	12	48	(60)	236
Depreciation and amortization	545	534	2,125	2,102
Stock compensation expense	20	14	78	55
Loss on extinguishment of debt	—	—	128	—
(Gain) loss on derivative instruments, net	(6)	4	4	7
Other, net	24	20	96	62

Adjusted EBITDA (a)	908	845	3,406	3,190
Less: Purchases of property, plant and equipment	(548)	(543)	(1,840)	(2,221)

Adjusted EBITDA less capital expenditures	$360	$302	$1,566	$969

Net cash flows from operating activities	$611	$630	$2,359	$2,359
Less: Purchases of property, plant and equipment	(548)	(543)	(1,840)	(2,221)
Change in accrued expenses related to capital expenditures	17	2	28	33

Free cash flow	$80	$89	$547	$171

(a) See page 1 of this addendum for detail of the components included within adjusted EBITDA.

The above schedules are presented in order to reconcile adjusted EBITDA and free cash flows, both non-GAAP measures, to the most directly comparable GAAP measures in accordance with Section 401(b) of the Sarbanes-Oxley Act.

Addendum to Charter Communications, Inc. Fourth Quarter 2015 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CAPITAL EXPENDITURES
(dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014

Customer premise equipment (a)	$134	$174	$582	$1,082
Scalable infrastructure (b)	188	148	523	455
Line extensions (c)	50	45	194	176
Upgrade/Rebuild (d)	34	36	128	167
Support capital (e)	142	140	413	341

Total capital expenditures (f)	$548	$543	$1,840	$2,221

(a)
Customer premise equipment includes costs incurred at the customer residence to secure new customers and revenue generating units, including customer installation costs and customer premise equipment (e.g., set-top boxes and cable modems).

(b)
Scalable infrastructure includes costs, not related to customer premise equipment, to secure growth of new customers and revenue generating units, or provide service enhancements (e.g., headend equipment).

(c)	Line extensions include network costs associated with entering new service areas (e.g., fiber/coaxial cable, amplifiers, electronic equipment, make-ready and design engineering).

(d)	Upgrade/rebuild includes costs to modify or replace existing fiber/coaxial cable networks, including betterments.

(e)
Support capital includes costs associated with the replacement or enhancement of non-network assets due to technological and physical obsolescence (e.g., non-network equipment, land, buildings and vehicles).

(f)	Total capital expenditures for the years ended December 31, 2015 and 2014 include the following (dollars in millions):

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014

Capital expenditures related to commercial services	$74	$58	$260	$242
Capital expenditures related to transition	$49	$26	$115	$27
Capital expenditures related to all-digital transition	$—	$42	$—	$410

Addendum to Charter Communications, Inc. Fourth Quarter 2015 Earnings Release